EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CLUBCORP ENGAGES GOLDMAN SACHS

DALLAS (May 12, 2006) — ClubCorp, the world leader in delivering premier golf, private club, and resort experiences, announces it has engaged Goldman Sachs as its exclusive financial advisor to explore strategic options, including the possible sale of the company.

“Our Board has voted to pursue alternatives to realize more value and liquidity for ClubCorp shareholders,” said Bob Dedman, ClubCorp’s chairman. “The market conditions are favorable, the company has a strong management team, and it is well positioned for the future.”

In recent years, the company has successfully refocused on its core business of operating private clubs, improved its balance sheet and made strategic capital investments in its properties. Trends in member enrollment and retention are also positive.

“Our management team will continue to operate the company using the same guiding principles established by our founder Robert Dedman, Sr.,” said John Beckert, ClubCorp CEO. “We expect that any option we pursue will recognize the underlying value of the physical assets of the company as well as the benefits of having experienced, dedicated Employee Partners that are providing the highest levels of personalized service in a home-away-from-home atmosphere that defines the private club experience.”

If the decision is made to sell the company, the Dedman family will acquire Pinehurst, the historic North Carolina resort, and the balance of ClubCorp’s assets will go to another buyer. The company’s agreement with the Dedman family effectively increases its ownership and control of Pinehurst from 70 percent to 100 percent. Don Padgett II would continue to lead the Pinehurst management team that operates the resort.

Founded in 1957, Dallas-based ClubCorp and its affiliates own or operate nearly 170 golf courses, country clubs, private business and sports clubs, and resorts. ClubCorp’s annual gross revenue for 2005 was $1.04 billion.

Among the company’s nationally recognized golf properties are Firestone Country Club in Akron, Ohio (site of the World Golf Championships – Bridgestone Invitational); Vista Vallarta in Puerto Vallarta, Mexico (site of the 2006 Champions Tour Puerto Vallarta Blue Agave Golf Classic); Mission Hills Country Club in Rancho Mirage, California (home of the Kraft Nabisco Championship); Barton Creek Resort & Spa in Austin, Texas (site of two Canadian Tour events); and The Homestead in Hot Springs, Virginia (America’s first resort founded in 1766).

The more than 60 business clubs and business and sports clubs include the Boston College Club; City Club on Bunker Hill in Los Angeles; Columbia Tower Club in Seattle; Metropolitan Club in Chicago; and the City Club of Washington, D.C.

The company’s 18,000 employees serve the nearly 200,000 member households and 200,000 guests who visit ClubCorp properties each year.

Visit www.clubcorp.com for additional company information.

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